Valeritas’ V-Go® Wearable Insulin Delivery Device Demonstrates Economic Advantages Compared to Multiple Daily Injection Therapy for Insulin Dependent Type 2 Diabetes Population

BRIDGEWATER, N.J., July 08, 2019 (GLOBE NEWSWIRE) -- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company and maker of the V-Go® Wearable Insulin Delivery device, announced today positive data from a retrospective study using the HealthCore Integrated Research Database (HIRD) comparing patients using V-Go to patients using multiple daily injection (MDI) therapy. The study demonstrates V-Go users experienced lower insulin dose requirements and lower diabetes-related medication cost while lowering average blood sugar levels, as measured by A1c.
“We view this study as a confirmation of both the clinical and economic benefits V-Go provides patients,” said John Timberlake, President and Chief Executive Officer of Valeritas. “V-Go has always offered the improvements in insulin adherence associated with removing multiple daily injections for patients with type 2 diabetes requiring daily insulin, and this study provides additional long-term data demonstrating the economic advantages of our cost-effective alternative.”
Results from the study demonstrate that despite similar baseline insulin Rx fills and diabetes medication costs, V-Go users required fewer insulin Rx fills (mean change: -0.8 vs. +1.8 fills, p<0.001; -17% vs. +38%), had a smaller increase in diabetes medication costs (mean change in 2016 USD: $341 vs. $1,628, p=0.012; +10% vs. +47%), and a decrease in insulin total daily dose (TDD) (mean change in insulin units/day: -29.2 vs. +5.8, p<0.001; -21% vs. +4%), compared to MDI users, during the last six months of follow-up.
About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with type 2 diabetes that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours, and it provides discreet on-demand bolus dosing at mealtimes.  It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.
More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.
Forward-Looking Statements
This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, Valeritas' expected cash burn rate and its ability to continue to increase new and total prescription growth, the effects of the reverse stock split on the trading price of Valeritas’ common stock, in both the short and long-term, the inherent uncertainties associated with developing new products or technologies, the ability to continue to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Statements or claims made by third parties regarding the efficacy or functionality of V-Go as compared to other products are statements made by such individual and should not be taken as evidence of clinical trial results supporting such statements or claims. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.  Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.
Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
646-924-1769
ir@valeritas.com
Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
206-451-4823
pr@valeritas.com